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         Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements S-3D No. 333-85254, Form S-3 No. 333-60064, Form S-8 No. 333-59962, Form S-3D No.
333-54232, Form S-3 No. 333-41436, Form S-3 No. 333-88127, Form S-3D No.
333-71323, and Form S-8 No. 333-77890 of Saul Centers Inc. and in the related Prospectuses pertaining to the Deferred Compensation and Stock Plan for Directors, the 1993 Stock Option Plan, the Dividend Reinvestment and Stock Purchase Plan and the resale of shares of common stock by certain shareholders of Saul Centers Inc. of our report dated February 7, 2003, with respect to the consolidated financial statements and schedule of Saul Centers Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

                                         /s/ Ernst & Young LLP

McLean, Virginia
March 24, 2003